As filed with the Securities and Exchange Commission on February 8, 2021

Registration No. 333-35901

Registration No. 333-163015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-35901 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163015

Under

The Securities Act of 1933

Amphenol Corporation

(Exact name of registrant as specified in its charter)

Delaware	22-2785165
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

358 Hall Avenue

Wallingford, Connecticut 06492

(Address of principal registered offices) (Zip Code)

1997 Option Plan for Key Employees of Amphenol Corporation and its Subsidiaries

The Fourth Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and
Subsidiaries (formerly known as the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol
and Subsidiaries)

(Full title of the Plans)

Lance D’Amico

Senior Vice President, Secretary and General Counsel

Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

(Name and address of agent for service)

(203) 265-8900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Amphenol Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-35901 on Form S-8, filed on September 18, 1997, registering 1,200,000 shares of the Company’s common stock for issuance pursuant to the 1997 Option Plan for Key Employees of Amphenol Corporation and its Subsidiaries.

•	Registration Statement No. 333-163015 on Form S-8, filed on October 11, 2009, registering 22,200,000 shares of the Company’s common stock for issuance pursuant to the Fourth Amended 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (formerly known as the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries).

The Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities of the Company registered for sale under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wallingford, State of Connecticut on this 8th day of February, 2021.

AMPHENOL CORPORATION

By: /s/ Stephen B. Dorrough
Name: Stephen B. Dorrough
Title: Vice President, Assistant Secretary and Deputy General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.